Exhibit 21


     The following are the registrant's subsidiaries, other than subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary:


                                                                 Jurisdiction
                                                                     of
Name of Subsidiary                                              Incorporation

BHC Communications, Inc.                                          Delaware
         Chris-Craft Television, Inc.                             Delaware
                  KCOP Television, Inc.                           California
                  Oregon Television, Inc.                         Oregon
         Pinelands, Inc.                                          Delaware
         United Television, Inc.                                  Delaware
                  UTV of San Francisco, Inc.                      California
                  UTV of San Antonio, Inc.                        Texas
                  UTV of Baltimore, Inc.                          Delaware
                  UTV of Orlando, Inc.                            Delaware
                  United Television Sales, Inc.                   Delaware
Chris-Craft Industrial Products, Inc.                             Delaware